UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2009

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information contained in Item 8.01 below is incorporated herein by reference.

Item 8.01	Other Events.

Exchange of Promissory Note for Series B Preferred Stock

On July 16, 2008, Leggett received a $25 million Junior Subordinated Promissory Note (“Promissory Note”) as part of the purchase price for the disposition of Pace Industries, LLC (“Pace”) by Leggett to KPI Holdings, Inc. (“KPI”). Late in the second quarter of 2009, Leggett determined that the collectability of the Promissory Note ($14 million book value as of July 16, 2008 and March 31, 2009) was not reasonably assured. On June 30, 2009 Leggett surrendered the Promissory Note and, in exchange, received $15 million face amount of Series B Redeemable Preferred Stock (“Series B Preferred Stock”) issued by KPI. Management believes it was in the best interest of the Company to accept the Series B Preferred Stock in exchange for the Promissory Note due to the higher likelihood of recovery resulting from this modification to KPI’s capital structure.

As part of the purchase price for the disposition of Pace, KPI paid Leggett approximately $300 million in cash at the closing. In addition, KPI paid Leggett a non-cash portion of the purchase price consisting of:

(i) the Promissory Note which was issued by Pace and guaranteed by KPI. The Promissory Note accrued interest at 10%, but only after certain EBITDA targets of KPI and its subsidiaries, on a consolidated basis, were met. The principal and accrued interest, if any, was due upon the earlier of (a) July 16, 2014, or (b) certain Events of Default, including a change of control transaction (as defined in Exhibit A to the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Form 8-K, on July 17, 2008); and

(ii) Series A Preferred Stock issued by KPI, which is described in Item 1.01 of the Company’s Form 8-K filed July 17, 2008 ($0 book value as of July 16, 2008 and March 31, 2009).

The Series B Preferred Stock

The Series B Preferred Stock is subordinate to the payment obligations under the KPI senior credit facility and certain senior subordinated notes. As to liquidation, redemption, dividends, distributions and other payments on capital stock of KPI, the Series B Preferred Stock ranks junior to the KPI Series C preferred stock but senior to the Series A preferred stock. The Series B Preferred Stock accrues dividends at 12% annually, but only after certain EBITDA targets of KPI and its subsidiaries are met. Dividends accrue but are not paid in cash until redemption.

The Series B Preferred Stock is redeemable at any time by KPI (subject to the priority of the Series C preferred stock) and is automatically redeemable upon the earlier of (i) the sale of all or substantially all of KPI’s common stock, business or assets or (ii) 12 months after the redemption of the Series C preferred stock.

The Company is in the process of conducting a valuation of the Series B Preferred Stock. As a result of this valuation, we expect to incur a non-cash charge to our 2009 second quarter earnings equal to the difference between the book value of the Promissory Note and the fair value of the Series B Preferred Stock. We expect to realize a cash flow benefit in the last half of 2009 related to the tax impact of the write down of the Promissory Note.

Forward Looking Statements. This report includes “forward-looking” statements that involve uncertainties and risks. Actual results could differ materially from the Company’s expectations, and the Company undertakes no obligation to update or revise these forward-looking statements. Factors that could cause such differences include the preliminary nature of the Company’s valuation and estimates for the KPI preferred stock, which are subject to change as a result of further analysis, changing competitive and general economic conditions, certain tax benefits to be derived from the write down of the Promissory Note and other risks described in the Company’s Annual Report on Form 10-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description
2.1	Unit Purchase Agreement by and among the Company, Pace Industries, LLC, KPI Acquisition, LLC, and certain other affiliates of Kenner & Company, Inc., dated July 16, 2008, including Exhibit A – Promissory Note; and Exhibit B – Certificate of Incorporation Containing Preferred Stock Terms, filed July 17, 2008 as Exhibit 2.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845). Exhibit 2.1 contains a list briefly identifying the contents of all omitted schedules. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: July 7, 2009	By:	/s/ Ernest C. Jett
Ernest C. Jett
Senior Vice President – General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Unit Purchase Agreement by and among the Company, Pace Industries, LLC, KPI Acquisition, LLC, and certain other affiliates of Kenner & Company, Inc., dated July 16, 2008, including Exhibit A – Promissory Note; and Exhibit B – Certificate of Incorporation Containing Preferred Stock Terms, filed July 17, 2008 as Exhibit 2.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845). Exhibit 2.1 contains a list briefly identifying the contents of all omitted schedules. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

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